Digitiliti Reports 165% Revenue Growth for Six Months Ending June 30

Gross Margins Increase more than 800% for same period – Gross Margin Increase for Quarter at 558%

St. Paul, MN (Sept 2, 2008) – Digitiliti, Inc. (Pink:DIGI), a rapidly growing company that provides market changing on-line data management solutions to enterprise class businesses, reported significant growth in revenues and gross margins for the quarter and six-month period ended June 30, 2008.

In its first 10Q filing with the SEC, the Company reported revenue for the quarter ended June 30, 2008, of $768,203, a 164% increase from the $291,048 in revenue reported for the same quarter a year ago.  Gross Margins increased 558% to $575,155 in the quarter compared to $87,450 one year ago.  On a quarter to quarter basis, the Company saw sales increase 36% from $563,206 in the quarter ended March 31, 2008.

For the six months ended June 30, 2008, revenue again increased 165% to $1,331,409, compared to six month revenue in 2007 of $501,350.  Likewise, for the six month period, gross margins increased 830% to $964,772 as compared to $103,649 for the similar period a year ago.

Digitiliti (www.digitiliti.com) attributes its sales growth directly to an increase in the number of customers under contract and the resulting terabytes of data added, combined with the data growth of the existing customer base.  The customer base grew from 243 customers in June 2007 to 694 as of June 30, 2008, a 185% increase.  The Company said that a factor in the gross margin increase was more efficient pricing gained by emphasis placed on selling to larger profile customers.

For the quarter ended June 30, 2008, the Company reported a net loss of $2,212,817 or $0.09 per share, compared to a net loss of $1,169,941 or $0.06 per share for the same period one year ago.  For the six months ended June 30, 2008, the net loss was reported at $3,457,973 or $0.14 per share compared to $1,996,923 or $0.10 per share for the similar period in 2007.   During the first part of 2008, the Company has been in a planned temporary heavy spending mode to lay the foundation for faster growth.  As a result, the Company expects to experience an expanded customer base and increased gross margins along with faster revenue growth.

About Digitiliti:

Digitiliti, based in St. Paul, Minnesota, is a pioneer and technology leader in the on-line data management business.  Digitiliti’s fast growth results from its focus on providing SMB/SME companies with easy to use enterprise class features including rapid file restoration, comprehensive file management for compliance and off-site data protection.

Forward Looking Statements:

This release contains forward-looking statement.  Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Company may not proceed as contemplated.  These statements are made based upon current expectations that are subject to risk and uncertainty.  The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Further discussion of risk factors can be found in the Company’s Form 10 Registration Statement filed with the Securities & Exchange Commission, in Item 1A, at http://www.sec.gov.

Contacts:

Digitiliti, Inc.

Kris Caulfield, 651-925-3203

Or

Martin E. Janis & Company, Inc.

Bev Jedynak, 312-943-1123

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